Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Translate Bio, Inc. of our report dated March 30, 2018, except for the effects of the reverse stock split discussed in Note 16 to the consolidated financial statements, as to which the date is June 18, 2018, relating to the financial statements of Translate Bio, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 18, 2018